Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Memorial Resource Development Corp.:

We consent to the use of (i) our report dated February 6, 2014, with respect to the balance sheet of Memorial Resource Development Corp. as of January 31, 2014 and (ii) our report dated April 4, 2014, with respect to the consolidated and combined balance sheets of Memorial Resource Development LLC and subsidiaries as of December 31, 2013 and 2012, and the related consolidated and combined statements of operations, equity, and cash flows for each of the years then ended, and Schedule I—Condensed Financial Information, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

As discussed in Note 1 to the consolidated and combined financial statements of Memorial Resource Development LLC and subsidiaries, the balance sheets, and the related statements of operations, equity, and cash flows have been prepared on a combined basis of accounting.

/s/ KPMG LLP

Dallas, TX

May 27, 2014